Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

April 26, 2024

RenovoRx, Inc.

4546 El Camino Real, Suite B1

Los Altos, California 94022

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to RenovoRx, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 20,482,153 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), which is comprised of: (i) 6,960,864 shares of Common Stock (the “Shares”) held by the selling stockholders, (ii) 951,500 shares (the “PFW Shares”) issuable upon exercise of a pre-funded warrant (the “Pre-Funded Warrant”) held by one of the Selling Stockholders, (iii) 7.912,364 shares of Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of Series A warrants (the “Series A Warrants”) held by certain of the selling stockholders, (iv) 3,956,182 shares of Common Stock (the “Series B Warrant Shares”) issuable upon the exercise of Series B warrants (the “Series B Warrants”) held by certain of the selling stockholders and (v) 701,243 shares of Common Stock (the “PA Warrant Shares”) issuable upon the exercise of placement agent warrants (the “PA Warrants”) held by certain of the selling stockholders.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) the Pre-Funded Warrant, the Series A Warrants, the Series B Warrants and the PA Warrants; and (iv) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares are duly and validly issued, fully paid and non-assessable shares of Common Stock.

2. Upon due exercise of the Pre-Funded Warrant and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the Pre-Funded Warrant, and when certificates or book-entry evidence of ownership for the PFW Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Pre-Funded Warrant, the PFW Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

3. Upon due exercise of the Series A Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the Series A Warrants, and when certificates or book-entry evidence of ownership for the Series A Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Series A Warrants, the Series A Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

4. Upon due exercise of the Series B Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the Series B Warrants, and when certificates or book-entry evidence of ownership for the Series B Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Series B Warrants, the Series B Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

5. Upon due exercise of the PA Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the PA Warrants, and when certificates or book-entry evidence of ownership for the PA Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the PA Warrants, the PA Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect. We express no opinion as to the effect of any other law of the State of Delaware or the laws, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Yours truly,

/s/ Ellenoff Grossman & Schole LLP